Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

CELSION CORPORATION

and

BOSTON SCIENTIFIC CORPORATION

Dated as of

April 17, 2007

i

EXHIBITS

1.01(b)	Forms of Assignment of Intellectual Property

1.01(c)	Form of Assumption Agreement

1.01(d)	Form of Bill of Sale and Assignment

2.10	Form of Purchaser Amounts Note

5.09	Form of Transition Services Agreement

v

PURCHASE DISCLOSURE SCHEDULE

The Purchase Disclosure Schedule shall include the following Sections:

3.02	No Conflict

3.03	Governmental Consents and Approvals

3.05	Undisclosed Liabilities

3.06	Inventories

3.07	Absence of Certain Changes, Events and Conditions

3.08	Litigation

3.09(b)	Governmental Orders

3.10(a)	Product Approvals

3.10(j)	Products in Development

3.11(a)	Environmental Permits and Related Matters

3.12(a)	BPH Material Contracts

3.12(b)	Validity of BPH Material Contracts

3.12(c)	Third Party Default under BPH Material Contracts

3.13(a)	Intellectual Property

3.13(b)	Infringement of Intellectual Property

3.13(c)	Rights to Intellectual Property

3.13(d)	Restrictions on Intellectual Property

3.13(e)	Intellectual Property Material to the Conduct of BPH Business

3.13(f)	Intellectual Property Litigation

3.13(g)	Third Party Infringement

3.13(h)	Confidential BPH Intellectual Property

3.14(a)	Owned Real Property

3.14(b)	Leased Real Property

3.14(c)	Subleases of Real Property

3.15(a)	Tangible Personal Property

3.15(b)	Leases and Subleases of Tangible Personal Property

3.16(b)	Maintenance of BPH Assets

3.17	Customers

3.18	Suppliers

5.01(a)	Conduct of BPH Business Prior to the Closing

5.01(b)	Absence of Certain Changes, Events and Conditions prior to the Closing Date

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 17, 2007, between CELSION CORPORATION, a Delaware corporation (the “Seller”) and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller is engaged in, among other things, the manufacture (for itself and on behalf of others), marketing, sale, distribution and/or research and development of products using thermal therapy for the treatment of BPH and prostatitis, including the Products (the “BPH Business”);

WHEREAS, the Seller and the Purchaser have entered into that certain Transaction Agreement, dated as of January 20, 2003 (the “Original Transaction Agreement”), the First Amendment to Transaction Agreement, dated as of August 8, 2005 (the “First Amendment”) and the Second Amendment to Transaction Agreement, dated as of April 17, 2007 (the “Second Amendment” and together with the Original Transaction Agreement, the First Amendment and all exhibits and schedules thereto, the “Transaction Agreement”), pursuant to which the Seller granted to the Purchaser the Option, which gives the Purchaser the right to acquire the BPH Business;

WHEREAS, pursuant to the First Amendment, the Purchaser has loaned to the Seller an aggregate amount of $15,000,000 (the “Loan”), which is evidenced by convertible secured promissory notes dated August 8, 2005, February 2, 2006 and July 28, 2006 (collectively, the “Notes”);

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the BPH Business, including all right, title and interest of the Seller in and to certain property and assets of the BPH Business, and in connection therewith, the Purchaser is willing to assume certain liabilities of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Documents” means this Agreement, the Ancillary Agreements, and any certificate, or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“AMS Proceeding” means the patent infringement claims filed on April 27, 2006 in the United States District Court for the District of Minnesota (Civil Action No. 06-1606 JMR/FLN) and September 28, 2006 in the United States District Court for the District of Delaware (Civil Action No. 06-606-SLR) by American Medical Systems and AMS Research Corporation against the Seller.

“AMS Settlement and License Agreement” means the Settlement and License Agreement among American Medical Systems, AMS Research Corporation and the Seller dated as of February 7, 2007, a copy of which is attached hereto as Exhibit 1.01(a).

“Ancillary Agreements” means the Bill of Sale, the Assignments of Intellectual Property, the Transition Services Agreement and the Assumption Agreement.

“Assignments of Intellectual Property” means the assignments of Intellectual Property to be executed by the Seller on the Closing Date, substantially in the form of Exhibit 1.01(b).

“Assumption Agreement” means the Assumption Agreement to be executed by the Purchaser and the Seller on the Closing Date, substantially in the form of Exhibit 1.01(c).

“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Seller on the Closing Date, substantially in the form of Exhibit 1.01(d).

“BPH” means benign prostatic hyperplasia.

“BPH 800” means the Microwave BPH 800 System, consisting of the Control Unit and the Catheter Kit.

“BPH Intellectual Property” means all Intellectual Property used in or related to the BPH Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Columbia, Maryland or Boston, Massachusetts.

“Catheter Kit” means the single-use disposable components of the Product.

“Claims” means any and all administrative, regulatory or judicial actions and all suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Control Unit” means the reusable capital equipment component of the Product.

“Copyrights” means copyrights in works of authorship of any type, including mask works, computer software, programs and databases, registrations and applications for registrations thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Distribution Agreement” means that certain Distribution Agreement between the Seller and the Purchaser referred to in the Transaction Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“FDA” means the United States Food and Drug Administration, or any successor entity.

“First Payment” means $30,000,000, less the sum of the aggregate outstanding principal and accrued interest payable under the Notes as of the Closing Date.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency, department, bureau, council or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” means any additions, developments, enhancements, updates and other changes in the Products or any components thereof, including any extensions of the label claims for any Products and any new designs for any Product.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 7.02 and the Purchaser pursuant to Section 7.03, as the case may be.

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) Software.

“Inventories” means all raw materials, work-in-process, finished goods, goods in transit, packaging, labels and supplies related to the BPH Business and maintained, held or stored by or for the Seller on the Closing Date, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means the knowledge of the directors and officers of the Seller, after due inquiry.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

“Leased Real Property” means the real property leased by the Seller that is primarily used in the BPH Business, as tenant, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller primarily used in the BPH Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means all BPH Intellectual Property licensed to the Seller pursuant to the Seller IP Agreements.

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects: (a) is materially adverse to the business, assets, results of operations, financial condition or prospects of the BPH Business or (b) is materially adverse to the ability of the Seller to consummate the transactions contemplated by this Agreement, except (i) any change resulting from the announcement or pendency of any transactions contemplated by this Agreement or (ii) any change resulting from conditions generally affecting the industry in which the Seller operates provided such conditions do not disproportionately affect the Seller or from changes in general economic conditions.

“Net Present Value” means the present value of any Purchaser Amounts calculated using an annual discount rate of 10%. In the event that any Purchaser Amounts are to be based upon future product sales or other similar measures, the Net Present Value of such future Purchaser Amounts shall be calculated using the most recent projections of the Purchaser for the applicable product and the applicable periods that were not prepared for the purposes of making such calculations. In the event that the Purchaser has not prepared projections required by the preceding sentence, the Purchaser shall prepare the applicable projections based upon its own good faith estimates.

“Option Exercise Price” has the meaning given such term in the Transaction Agreement.

“Owned Intellectual Property” means all BPH Intellectual Property owned by the Seller.

“Owned Real Property” means the real property owned by the Seller that is primarily used in the BPH Business, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller that are primarily used in the BPH Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Patents” means United States and non-United States patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Seller is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable, (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $25,000 in the aggregate at any time, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Product” means BPH 800, any of its component products (including, without limitation, the Control Unit and the Catheter Kit) and all Improvements or substitutes for any of the foregoing.

“Product Approvals” means, for any country or other jurisdiction, those regulatory approvals and licenses required for manufacture, importation, exportation, promotion, pricing, marketing and/or sale of the Products in such country or other jurisdiction.

“Purchaser Amounts” means any (i) Losses of the Purchaser or any of its Affiliates resulting from any and all Actions or written Claims relating to whether any BPH Intellectual Property, Licensed Intellectual Property, Seller IP Agreements or Product conflicts with, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party (collectively, “Third Party Infringement Claims”), and (ii) payments or royalties that the Purchaser or any of its Affiliates are required to make as a result of the settlement (whether voluntary or otherwise), judicial determination or other resolution of any Third Party Infringement Claims, including the Net Present Value of any such payments to be made after the date of the first anniversary of the Closing or the second anniversary of the Closing, as applicable, which, in the case of either subsection (i) or (ii), arise out of or relate to any event or condition occurring or existing on or prior to the Closing Date, provided, however, that Purchaser Amounts shall not include or apply to any Third Party Infringement Claims to the extent related solely to Improvements to Products made by Purchaser after the Closing Date, and provided further, however, that in no event shall Purchaser Amounts in the aggregate exceed $15,000,000.

“Purchase Disclosure Schedule” means the Purchase Disclosure Schedule attached hereto delivered by the Seller to the Purchaser pursuant to Section 7.02 of the Transaction Agreement.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the BPH Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment, (b) prevent the Release of Hazardous

Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Second Payment” means $15,000,000, subject to reduction/offset in accordance with Section 7.07.

“Seller IP Agreements” means (a) licenses by the Seller to third parties of BPH Intellectual Property, (b) licenses by third parties to the Seller of BPH Intellectual Property, including the AMS Settlement and License Agreement, (c) agreements between the Seller and third parties relating to the development or use of Intellectual Property used in or related to the BPH Business, including the BPH Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of BPH Intellectual Property.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Third Payment” means $15,000,000, subject to reduction in accordance with Section 2.08(a).

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, scientific, clinical and technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

SECTION 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Assumed Liabilities”	2.02(a)
“Board Recommendation”	5.12
“BPH Assets”	2.01(a)
“BPH Business”	Recitals
“BPH Material Contracts”	3.12(a)
“Closing”	2.04
“Closing Date”	2.04
“Conditional Amounts”	2.08(a)(ii)
“Excluded Assets”	2.01(b)
“Excluded Liabilities”	2.02(b)
“Financial Statements”	3.04(a)(i)
“Interim Financial Statements”	3.04(a)(ii)
“Loss”	7.02
“Prime Rate”	2.09
“Proxy Statement”	5.12(b)
“Purchaser”	Preamble
“Purchaser Amounts Note”	2.10
“Purchase Price”	2.03(a)
“Purchaser Indemnified Party”	7.02
“Recommendation”	5.12(a)
“Requisite Stockholder Approval”	3.01
“Restricted Period”	5.06(a)
“Returns”	3.19(a)
“Seller”	Preamble
“Seller Indemnified Party”	7.03
“Seller Stockholder Meeting”	5.12(a)
“Tangible Personal Property”	3.15(a)
“Third Party Claims”	7.04
“Transition Services Agreement”	5.09

SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j) all references to the Seller are also to its Affiliates; and

(k) all references to “$” are references to United States dollars..

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of BPH Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller the following assets, rights, claims, properties, goodwill and business, other than the Excluded Assets (collectively, the “BPH Assets”):

(i) the BPH Business as a going concern;

(ii) the goodwill of the Seller relating to the BPH Business;

(iii) all the Owned Real Property, if any, and all leasehold rights in respect of the Leased Real Property, if any;

(iv) all furniture, fixtures, equipment, machinery, vehicles and other tangible personal property primarily used in the conduct of the BPH Business and not otherwise included in clause (iii) above;

(v) all Control Units, wherever located (including at customer sites), owned by the Seller;

(vi) all Inventories;

(vii) all Receivables arising from the conduct of the BPH Business following the Closing Date;

(viii) all prepaid items, including any ad valorem Taxes, leases and rentals, related to the BPH Business;

(ix) all books of account, general, financial, Tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, associated with or employed by the Seller in connection with the BPH Business, including all correspondence records related to the Product Approvals;

(x) all the Seller’s right, title and interest in, to and under the BPH Intellectual Property and the Seller IP Agreements, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages, costs and attorney’s fees for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(xi) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof) related to the BPH Business pertaining to or inuring to the benefit of the Seller; provided, that, all damages, awards, payments and reimbursements of costs inuring to the benefit of the Seller (including all structured settlement or deferred payment awards and rights to insurance proceeds) arising out of any Action commenced prior to the Closing shall be owned by the Seller, subject to (A) any rights, pursuant to the Distribution Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Distribution Agreement) and (B) any rights, pursuant to the Transaction Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Transaction Agreement), in each case, in such Action;

(xii) all manufacturing information, sales and promotional literature, lists of former and present suppliers and customers and other sales-related materials related to the BPH Business, including the Products, owned, used, associated with or employed by the Seller at the Closing Date;

(xiii) all scientific, clinical, technical and other data related to the Products;

(xiv) all rights of the Seller under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all bids and offers (to the extent such offers are transferable), in each case, related to the BPH Business;

(xv) all permits, licenses, agreements, waivers, authorizations and approvals, including all Product Approvals, owned, held or used by the Seller in connection with, or required for, the BPH Business, to the extent transferable; and

(xvi) all the Seller’s right, title and interest on the Closing Date in, to and under all other assets, rights, claims, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by the Seller related to the BPH Business.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the BPH Assets shall exclude the following assets and properties owned by the Seller (the “Excluded Assets”):

(i) all Receivables arising from the conduct of the BPH Business on or prior to the Closing Date;

(ii) all insurance policies related to claims by the Seller for Losses arising on or prior to the Closing Date;

(iii) all refunds related to Taxes now or hereafter paid by the Seller or any Affiliate of the Seller, or attributable to the BPH Assets or the BPH Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

(iv) all minute and stock books of the Seller and any other documents relating to the organization, maintenance and existence of the Seller as a corporation;

(v) all damages, awards, payments and reimbursements of costs inuring to the benefit of the Seller (including all structured settlement or deferred payment awards and rights to insurance proceeds) arising out of any Action commenced prior to the Closing, other than (A) any rights, pursuant to the Distribution Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Distribution Agreement) and (B) any rights, pursuant to the Transaction Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Transaction Agreement), in each case, in such Action; and

(vi) all rights of the Seller under this Agreement and the Ancillary Agreements.

SECTION 2.02 Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume and shall agree to pay, perform and discharge the following Liabilities of the Seller, except for the Excluded Liabilities (the “Assumed Liabilities”):

(i) all Liabilities with respect to, arising out of or relating to the ownership, possession or use of the BPH Assets or the operation of the BPH Business, in each case, by the Purchaser after the Closing Date, including all Claims or Losses related in whole or in part to injuries and losses from products or services manufactured, produced, filled, packaged, marketed, sold or otherwise distributed by or on behalf of the Purchaser after the Closing Date;

(ii) all Liabilities under all contracts, licenses (including Seller IP Agreements), sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all bids and offers, in each case, related to the BPH Business, transferred to the Purchaser and to the extent attributable to the period after the Closing Date (other than Liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof);

(iii) all Claims or Losses arising out of or resulting from the breach of any representation or warranty, covenant or agreement by BSC contained in the Distribution Agreement or resulting from the performance by BSC of its obligations under Sections 2.02 and 2.05 of the Distribution Agreement; and

(iv) all Liabilities arising after the Closing Date relating to the employment by the Purchaser of any employees of the Seller arising in the course of such employment.

(b) Notwithstanding subsection (a) above, the Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, all Liabilities of the Seller as of the Closing Date other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation:

(i) all Indebtedness of the Seller;

(ii) all Liabilities relating to employees of the Seller, including all Liabilities under any of the Seller’s employee benefits agreements, plans or other arrangements;

(iii) all accounts payable and other accrued liabilities with respect to the BPH Business incurred on or prior to the Closing Date;

(iv) all Taxes now or hereafter owed by the Seller or any Affiliate of the Seller, or attributable to the BPH Assets or the BPH Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

(v) all Liabilities pursuant to Environmental Law arising from or related to any action, event, circumstance or condition related to the BPH Business or the Real Property, in each case occurring or existing on or prior to the Closing Date;

(vi) all Claims or Losses related in whole or in part to injuries and losses from products or services manufactured, produced, filled, packaged, marketed, sold or otherwise distributed by or on behalf of the Seller on or prior to the Closing Date;

(vii) all Liabilities arising out of any action, suit, proceeding or investigation pending or threatened as of, or arising out of or relating to any event or condition occurring or existing on or prior to, the Closing Date;

(viii) all Liabilities under all contracts, licenses, sublicenses, agreements, leases, subleases, commitments, and sales and purchase orders, and under all bids and offers, in each case related to the BPH Business to the extent arising on or prior to the Closing Date or otherwise attributable to any failure by the Seller to comply with the terms thereof;

(ix) all Liabilities relating to or arising out of the Excluded Assets; and

(x) all other Liabilities with respect to, arising out of or relating to the ownership, possession or use of the BPH Assets or the operation of the BPH Business by the Seller or any Affiliate of the Seller prior to the Closing Date.

SECTION 2.03 Purchase Price; Allocation of Purchase Price. (a) The aggregate purchase price for the BPH Assets shall be the sum of the First Payment, the Second Payment and the Third Payment (the “Purchase Price”), payable in accordance with Sections 2.06, 2.07 and 2.08.

(b) The Purchaser shall prepare and deliver to the Seller (at least three Business Days prior to the Closing Date) a schedule allocating, as of the Closing Date, the sum of the Purchase Price and the Assumed Liabilities, among the BPH Assets, the Purchaser’s rights under this Agreement and the Ancillary Agreements, in conformity with Section 1060 of the Code and the regulations thereunder. The Purchaser and the Seller shall thereafter, in good faith, mutually agree to such allocation on or prior to the Closing Date. The Purchaser and the Seller in connection with their respective U.S. federal, state and local Tax returns and other filings (including Internal Revenue Service Form 8594) shall not take any position inconsistent with such treatment and allocation.

SECTION 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the BPH Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 6.01, 6.02 and 6.03 (other than those which by their nature are to be satisfied at the Closing) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.05 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) the Bill of Sale, the Assignment of Intellectual Property and such other instruments, in form and substance satisfactory to the Purchaser, as may be requested by the Purchaser to transfer the BPH Assets to the Purchaser or evidence such transfer on the public records;

(b) executed counterparts of the Assumption Agreement and the Transition Services Agreement;

(c) a receipt for the First Payment and the Notes; and

(d) the certificate and other documents required to be delivered pursuant to Section 6.02.

SECTION 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(a) the First Payment less the amount of principal and accrued interest outstanding under the Notes by wire transfer in immediately available funds to an account designated by the Purchaser at least two Business Days prior to the Closing Date;

(b) the Notes for cancellation;

(c) executed counterparts of the Assumption Agreement and the Transition Services Agreement; and

(d) the certificate required to be delivered pursuant to Section 6.01.

SECTION 2.07 Second Payment. On the first anniversary of the Closing Date:

(a) the Purchaser shall deliver to the Seller the Second Payment by wire transfer in immediately available funds to an account designated by the Purchaser at least two Business Days prior to the first anniversary of the Closing Date;

(b) the Seller shall deliver to the Purchaser a receipt for the Second Payment; and

(c) for the avoidance of doubt, Purchaser shall have no right to withhold the Second Payment or otherwise offset against the Second Payment with respect to any Purchaser Amounts or Conditional Amounts.

SECTION 2.08 Third Payment. On the second anniversary of the Closing Date:

(a) the Purchaser shall deliver to the Seller the Third Payment less the amount of the sum of (i) the Purchaser Amounts and (ii) any amounts that are the subject of Third Party Infringement Claims of the type described in the definition of Purchaser Amounts but which have not become Losses of the Purchaser (“Conditional Amounts”) prior to the date of the second anniversary of the Closing Date, by wire transfer in immediately available funds to an account designated by the Purchaser at least two Business Days prior to the second anniversary of the Closing Date; provided that the aggregate amounts deducted from the Third Payment under this Section 2.08(a) shall not exceed $10,000,000; and

(b) the Seller shall deliver to the Purchaser a receipt for the Third Payment.

SECTION 2.09 Release of Excess Deductions. Following the final resolution of any matter in respect of which the Purchaser deducted a Conditional Amount from the Third Payment pursuant to Section 2.08(a)(ii), any portion of such Conditional Amount that is in excess of the Purchaser Amounts actually incurred by the Purchaser in connection with the resolution of such matter shall be paid, together with interest accrued thereon from the second anniversary of the Closing Date at a rate per annum equal to 1% above that rate of interest that The Bank of America publicly announces as, and declares to be, the regular commercial prime rate of interest of such bank that such bank uses as a guideline for, and a standard in determining, actual interest rates charged commercial borrowers (the “Prime Rate”), by the Purchaser to the Seller as soon as reasonably practicable after such final resolution by wire transfer in immediately available funds to an account designated by the Seller. Changes in the interest rates applicable in determining the interest due hereunder shall be made daily as of and immediately upon the occurrence of changes in the Prime Rate.

SECTION 2.10 Purchaser Amounts Note. From and after the second anniversary of the Closing Date and subject to the limitation set forth in Section 7.05, upon receipt of a written request from the Purchaser including reasonable supporting detail evidencing Purchaser’s calculation of the Purchaser Amounts or Conditional Amounts, the Seller shall deliver one or more duly executed original promissory notes having an aggregate principal amount of not more than $5 million, in the form of Exhibit 2.10 hereto (the “Purchaser Amounts Note”), evidencing the Seller’s obligation to pay, upon the terms and subject to the conditions set forth in the Purchaser Amounts Note, an amount equal to any Purchaser Amounts in respect of which the Purchaser is entitled to be indemnified under Section 7.02(e) and for which the Purchaser has not previously received payment as a result of a deduction from the Third Payment pursuant to Section 2.08(a), Section 7.02(e) or otherwise. If the Purchaser Amounts actually paid by Purchaser to third parties are less than the Conditional Amounts estimated by Purchaser in establishing the initial principal amount of a Purchaser Amounts Note, the principal amount of such Purchaser Amounts Note shall be reduced on a dollar-for-dollar basis to reflect such reduced Purchaser Amounts effective as of the date such final Purchaser Amounts are calculable. If the Purchaser has effected a Conversion (as defined in the Purchaser Amounts Note) or the Purchaser Amount Note has been repaid by the Seller prior to any such reduction in principal, the Purchaser shall pay to the Seller the amount of such reduction, together with interest accrued thereon calculated in the manner set forth in Section 2.09, as soon as reasonably practicable after the date such final Purchaser Amounts are calculable by wire transfer in immediately available funds to an account designated by the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01 Organization, Authority and Qualification of the Seller. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, (b) adversely affect the ability of the Seller to conduct the BPH Business or (c) otherwise have a Material Adverse Effect. The entering into of this Agreement by the Seller and the execution and delivery of the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and, subject to the approval of the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Seller (the “Requisite Stockholder Approval”), the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its stockholders. This Agreement has been duly entered into by the Seller, and upon their execution, the Ancillary Agreements shall have been duly executed and delivered by the Seller, and this Agreement constitutes, and (assuming due authorization, execution and delivery by the Purchaser) upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws relating to or affecting the rights of creditors generally (including, without limitation, fraudulent conveyance laws) and (ii) the exercise of judicial discretion in accordance with general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, or injunctive relief.

(b) The Board of Directors of the Seller, by resolutions duly adopted by unanimous written consent or unanimous vote of those voting at a meeting duly called and held (and not subsequently rescinded or modified in any way), has duly (i) determined that it is advisable and in the best interests of the Seller to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Seller approve the transactions contemplated by this Agreement, and directed that this Agreement be submitted for consideration by such stockholders, at the Seller Stockholder Meeting.

SECTION 3.02 No Conflict. Except as set forth in Section 3.02 of the Purchase Disclosure Schedule, assuming compliance with the notification requirements of the HSR Act and satisfaction of the condition set forth in Section 6.01(c), the entering into and performance of this Agreement and the execution, delivery and performance of the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or any of its assets, properties or businesses including, without limitation, the BPH Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the BPH Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of the such assets or properties is bound or affected.

SECTION 3.03 Governmental Consents and Approvals. Except as set forth in Section 3.03 of the Purchase Disclosure Schedule, the performance of this Agreement and the execution, delivery and performance of each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except in connection with attaining the Requisite Stockholder Approval and the notification requirements of the HSR Act.

SECTION 3.04 Financial Information; Books and Records. (a) True and complete copies of (i) the unaudited statement of net assets of the BPH Business for the two fiscal years ended immediately prior to the date hereof and the related unaudited statements of income and cash flows, together with all related notes and schedules thereto (all such financial statements being the “Financial Statements”) and (ii) the unaudited statement of net assets of the BPH Business as of the quarter ended immediately prior to the date hereof and the related unaudited statements of income and cash flows (all such financial statements being the “Interim Financial Statements”) have been delivered by the Seller to the Purchaser. The Financial Statements and the Interim Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Seller, (B) present fairly the financial condition and results of operations of the BPH Business as of the dates thereof or for the periods covered thereby, (C) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller in the preparation of its audited financial statements and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition and the results of operations of the BPH Business as of the dates thereof or for the periods covered thereby, subject in the case of the Interim Financial Statements to normal recurring year-end adjustments and the absence of footnotes.

(b) The books of account and other financial records of the Seller related to the BPH Business: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Seller in the preparation of its audited financial statements, (ii) are in all material respects complete and accurate, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 3.05 Absence of Undisclosed Liabilities. Except as set forth in Section 3.05 of the Purchase Disclosure Schedule, there are no Liabilities of the BPH Business, other than Liabilities (a) reflected or reserved against the Interim Financial Statement, or (b) incurred since the date of the Interim Financial Statement in the ordinary course of business, consistent with past practice, of the Seller and which do not and could not have a Material Adverse Effect.

SECTION 3.06 Inventories. The values at which all Inventories are carried on the Interim Financial Statement reflect the historical inventory valuation policy of the Seller of stating such Inventories at the lower of cost or market value. Except as set forth in Section 3.06 of the Purchase Disclosure Schedule, (a) the Seller has good and marketable title to the Inventories free and clear of all Encumbrances, (b) the Inventories do not consist of, in any material amount, items that are obsolete or damaged, (c) the Inventories do not consist of any items held on consignment and (d) the Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the BPH Business consistent with past practice.

SECTION 3.07 Absence of Certain Changes, Events and Conditions. (a) Since the date of the Interim Financial Statements through the date hereof, the BPH Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 3.07 of the Purchase Disclosure Schedule, since such date, the Seller has not:

(i) permitted or allowed any of the BPH Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of the BPH Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(iii) made any change in any method of accounting or accounting practice or policy used by the Seller, other than such changes required by GAAP;

(iv) amended, terminated, cancelled or compromised any material claims of the Seller (related to the BPH Business) or waived any other rights of substantial value to the Seller (related to the BPH Business);

(v) sold, transferred, leased, subleased, licensed, sublicensed or otherwise disposed of, any properties or assets, real, personal or mixed, of the BPH Business (including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property or the Seller IP Agreements), other than the sale of Inventories in the ordinary course of business consistent with past practice;

(vi) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets, in each case with respect to the BPH Business;

(vii) made any capital expenditure or commitment for any capital expenditure with respect to the BPH Business in excess of $150,000 individually or $500,000 in the aggregate;

(viii) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $50,000 individually or $150,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(ix) made any material changes in the customary methods of operations of the BPH Business, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

(x) failed to pay any creditor any material amount owed to such creditor when due;

(xi) permitted to lapse or become abandoned any BPH Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Seller has any right, title, interest or license;

(xii) failed to maintain the Seller’s plant, property and equipment related to the BPH Business in good repair and operating condition, ordinary wear and tear excepted;

(xiii) suffered any casualty loss or damage with respect to any of the BPH Assets which in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

(xiv) amended, modified or consented to the termination of any BPH Material Contract or the Seller’s rights thereunder;

(xv)(i) abandoned, sold, assigned, or granted any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or Seller IP Agreements, including, without limitation, failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees, royalties and taxes, to maintain and protect its interest in such Owned Intellectual Property, Licensed Intellectual Property or Seller IP Agreements, (ii) granted to any third party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property, (iii) developed, created or invented any BPH Intellectual Property jointly with any third party with respect to which the Seller would not retain full ownership in such BPH Intellectual Property, or (iv) disclosed, or allow to be disclosed, any confidential BPH Intellectual Property, unless such BPH Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(xvi) made, revoked or changed any express or deemed election, changed any method of Tax accounting or settled or compromised any liability with respect to Taxes relating to the BPH Business; or

(xvii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.07 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.07, except as expressly contemplated by this Agreement and the Ancillary Agreements.

(b) Since the date of the Financial Statement for the fiscal year immediately preceding the date hereof through the date hereof, the BPH Business has not suffered a Material Adverse Effect.

SECTION 3.08 Litigation. Except as set forth in Section 3.08 of the Purchase Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date commenced, status, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Seller or any Affiliate thereof relating to the BPH Business or affecting any of the BPH Assets or the BPH Business pending before any Governmental Authority (or, to the Knowledge of the Seller, threatened to be brought by or before any Governmental Authority). The Seller is not, with respect to either the BPH

Business or any of the BPH Assets, subject to any Governmental Order (nor, to the Knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.09 Compliance with Laws. (a) The Seller has conducted and continues to conduct the BPH Business in compliance, in all material respects, with all Laws and Governmental Orders applicable to the Seller or any of the BPH Assets or the BPH Business, and the Seller is not in violation of any such Law or Governmental Order.

(b) Section 3.09(b) of the Purchase Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Seller (related to the BPH Business), the BPH Assets or the BPH Business.

SECTION 3.10 Product Approvals. (a) Schedule 3.10(a) of the Purchase Disclosure Schedule sets forth, as of the date thereof, a list of all Product Approvals.

(b) The Seller has not sold or otherwise distributed any Products prior to receiving any required Product Approval. The Seller has obtained, in all countries or jurisdictions where the Seller is marketing the Products, all applicable licenses, registrations, approvals, consents, clearances and authorizations required by any Governmental Authority regulating the safety, effectiveness and market clearance of the Products to sell, promote and market the Products.

(c) The Seller is the sole and exclusive owner of the Product Approvals and has not granted any right of reference with respect thereto.

(d) All manufacturing operations conducted by the Seller and its Affiliates (or, to the Knowledge of the Seller, by third parties on behalf of the Seller and its Affiliates) relating to the manufacturing and testing of the Products are being conducted in compliance with good manufacturing practices and quality system regulations.

(e) All of the Products are designed, manufactured, labeled, tested and inspected in accordance with the specifications and standards contained in the Product Approvals.

(f) All clinical trials with respect to the Products have been and are conducted with reasonable care and in accordance with all applicable Laws and the stated protocols for such clinical trials.

(g) Neither the Seller nor any of its Affiliates has received any notice that any Governmental Authority (including the FDA) has commenced or is threatening to initiate any action to withdraw any Product Approval to limit the ability of the Seller to manufacture (or to have manufactured for it by a third party) or market any Product or to request or recommend the recall or withdrawal of any Product, or commenced or, to the Knowledge of the Seller, threatened to initiate any action to enjoin production of such Products at any facility.

(h) All of the Seller’s submissions to the FDA and any other Governmental Authority, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and remain true, accurate and complete as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(i) The Seller owns or has the right to use all material regulatory documents, including all material marketing applications, clinical trial applications and other correspondence and reports made to Governmental Authorities, necessary to market and sell the Products as currently marketed and sold, and the consummation of the transactions contemplated hereby will not impair any such rights in any material respect.

(j) Schedule 3.10(j) of the Purchase Disclosure Schedule lists, in each case with respect to the BPH Business, (i) all products and technologies in development, (ii) current pre-clinical projects and line extension projects, (iii) each clinical trial in progress or pending, including site, phase and indication and (iv) the current product pipeline.

SECTION 3.11 Environmental Permits and Related Matters. (a) (i) The BPH Business is in compliance with all applicable Environmental Laws and all Environmental Permits; (ii) there has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Seller’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Seller and primarily used in the BPH Business; and (iii) there are no Environmental Claims pending or, to the Knowledge of the Seller, threatened against the Seller relating to the BPH Business or the Real Property.

(b) Neither entering into of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 3.12 BPH Material Contracts. (a) Section 3.12(a) of the Purchase Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Seller or any of its Affiliates relating to the BPH Business (such contracts and agreements, being the “BPH Material Contracts”):

(i) any purchase, production, sales, agency, distribution, advertising, consulting or outsourcing contract with annual payments in excess of $25,000;

(ii) any contract related to the manufacturing of the Products;

(iii) any Seller IP Agreement, including patent, copyright and trademark licenses and co-ownership, cooperation and coexistence agreements;

(iv) any collaboration, research and development contract and any other contract relating to scientific and clinical relationships;

(v) all contracts and agreements with any Governmental Authority;

(vi) any contract limiting the freedom of the Seller to engage in any line of business or to compete with any other Person or restricting or purporting to restrict the ability of the Seller to engage in any type of business or to operate in any geographic area;

(vii) other than the Transaction Agreement, any contract granting to any Person a right of first refusal or option or similar right to purchase or acquire any asset, right or property that would constitute a BPH Asset;

(viii) any contract containing termination, consent or other provisions triggered by the transactions contemplated by this Agreement;

(ix) all contracts, leases and subleases concerning the use, occupancy, management or operation of any Real Property;

(x) all contracts with independent contractors or consultants (or similar arrangements) to which the Seller is a party (related to the BPH Business) and which are not cancellable without penalty or further payment and without more than 30 days’ notice;

(xi) all contracts and agreements related to the BPH Business between the Seller, on one hand, and any Affiliate of the Seller, on the other hand;

(xii) any other contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property primarily used in the BPH Business, with any supplier or for the furnishing of services to the Seller (related to the BPH Business) under the terms of which the Seller: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the current calendar year, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice;

(xiii) any other contract, agreement, invoice, sales order and other arrangement, for the sale of Products or other personal property, or for the furnishing of services by the Seller relating to the BPH Business which: (A) is likely to involve consideration of more than $50,000 in the aggregate during the current calendar year, (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice;

(xiv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the BPH Business, or the absence of which would have a Material Adverse Effect.

(b) Except as set forth in Section 3.12(b) of the Purchase Disclosure Schedule, each BPH Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents required to be obtained under Section 6.02(d)

are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Seller nor any of its Affiliates is in breach of, or default under, any BPH Material Contract.

(c) Except as set forth in Section 3.12(c) of the Purchase Disclosure Schedule, to the Knowledge of the Seller, no other party to any BPH Material Contract is in breach thereof or default thereunder and the Seller has received no notice of termination, cancellation, breach or default under any BPH Material Contract.

(d) The Seller has made available to the Purchaser true and complete copies of all BPH Material Contracts.

SECTION 3.13 Intellectual Property. (a) Section 3.13(a) of the Purchase Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Owned Intellectual Property, (ii) all Seller IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the BPH Business and (iii) other Owned Intellectual Property material to the BPH Business.

(b) Except as set forth in Section 3.13(b) of the Purchase Disclosure Schedule, to the Knowledge of the Seller, the operation of the BPH Business as previously conducted or as currently conducted and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or, to the Knowledge of the Seller, threatened against the Seller alleging any of the foregoing.

(c) Except as set forth in Section 3.13(c) of the Purchase Disclosure Schedule, the Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property and has the exclusive, unencumbered right to all benefits under the Seller IP Agreements, and the Seller has a valid right to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the BPH Business as presently conducted, subject only to the terms of the Seller IP Agreements in the case of the Licensed Intellectual Property.

(d) Except as set forth in Section 3.13(d) of the Purchase Disclosure Schedule, no Owned Intellectual Property, or to the Knowledge of the Seller, any Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Owned Intellectual Property or Licensed Intellectual Property or that would impair the validity or enforceability of such Owned Intellectual Property or Licensed Intellectual Property.

(e) Except as set forth in Section 3.13(e) of the Purchase Disclosure Schedule, the Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in or related to the conduct of the BPH Business, and there are no other items of Intellectual Property that are material to the conduct of the BPH Business. The Owned Intellectual

Property and, to the Knowledge of the Seller, the Licensed Intellectual Property, are existing, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(f) Except as set forth in Section 3.13(f) of the Purchase Disclosure Schedule, no Actions or Claims have been asserted or are pending or, to the Knowledge of the Seller, threatened against the Seller (i) based upon or challenging or seeking to deny or restrict the use by the Seller of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Seller (in connection with the BPH Business) infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g) Except as set forth in Section 3.13(g) of the Purchase Disclosure Schedule, to the Knowledge of the Seller, no person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property. The Seller has granted no license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or impairment of any of the Owned Intellectual Property or the Seller IP Agreements.

(h) The Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets and other confidential BPH Intellectual Property. Except as set forth in Section 3.13(h) of the Purchase Disclosure Schedule, to the Knowledge of the Seller, (i) there has been no misappropriation of any material Trade Secrets or other material confidential BPH Intellectual Property by any person; (ii) no employee, independent contractor or agent of the Seller has misappropriated any Trade Secrets of any other person in the course of performance as an employee, independent contractor or agent of the BPH Business; and (iii) no employee, independent contractor or agent of the Seller has materially defaulted or breached any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Owned Intellectual Property or the Licensed Intellectual Property.

SECTION 3.14 Real Property. (a) Section 3.14(a) of the Purchase Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each parcel of Owned Real Property, (iv) information relating to the recordation of the deed pursuant to which each parcel of Owned Real Property was acquired, and (v) the current use of each parcel of Owned Real Property.

(b) Section 3.14(b) of the Purchase Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

(c) The Seller is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. Except as set forth in Section 3.14(c) of the Purchase Disclosure Schedule, the Seller has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Seller assigned its interest under any lease or sublease listed in Section 3.14(b) of the Purchase Disclosure Schedule to any third party.

SECTION 3.15 Tangible Personal Property. (a) Section 3.15(a) of the Purchase Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the “Tangible Personal Property”) primarily used in the BPH Business.

(b) Section 3.15(b) of the Purchase Disclosure Schedule sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates).

SECTION 3.16 BPH Assets. (a) The Seller owns, leases or has the legal right to use all the BPH Assets and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements relating to the conduct of the BPH Business. The Seller has good and marketable title to, or, in the case of leased or subleased BPH Assets, valid and subsisting leasehold interests in, all the BPH Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The BPH Assets constitute all the properties, assets and rights forming a part of, used or held, and all such properties, assets and rights as are necessary in the conduct of the BPH Business. Except as set forth in Section 3.16(b) of the Purchase Disclosure Schedule, the Seller has caused the BPH Assets to be maintained in accordance with good business practice, and all the BPH Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

(c) The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the BPH Assets or the right to use the BPH Assets, as applicable, to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the BPH Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

SECTION 3.17 Customers. Listed in Section 3.17 of the Purchase Disclosure Schedule are the names and addresses of all the Seller’s customers of the BPH Business which ordered Products or any other goods or services from the Seller in any Excluded Market (as such term is defined in the Distribution Agreement) for the twelve-month period ended on the last day of the month immediately preceding the date of the Purchase Disclosure Schedule and the amount for which each such customer was invoiced during such period. The Seller has not received any notice and does not have any Knowledge that any significant customer of the BPH Business has ceased, or will cease, to use the Products, goods or services of the Seller, or has substantially reduced, or will substantially reduce, the use of such Products, goods or services at any time.

SECTION 3.18 Suppliers. Listed in Section 3.18 of the Purchase Disclosure Schedule are the names and addresses of all the suppliers of the BPH Business from which the Seller ordered raw materials, supplies, merchandise and other goods for the BPH Business for the twelve-month period ended on the last day of the month immediately preceding the date of the Purchase Disclosure Schedule and the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Purchaser at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the BPH Business, subject only to general and customary price increases. Except as set forth in Section 3.18 of the Purchase Disclosure Schedule, none of the raw materials, supplies, merchandise or other goods supplied to the BPH Business are such that they are not generally available in the market from more than one source.

SECTION 3.19 Taxes. (a) (i) All material returns, reports and forms (“Returns”) in respect of Taxes required to be filed with respect to the BPH Business have been timely filed, taking into account all applicable extensions; (ii) all Taxes shown as due on such Returns or otherwise payable with respect to the BPH Business have been paid; (iii) all such Returns are accurate and complete in all material respects; (iv) no adjustment relating to such Returns has been proposed in writing by any Tax authority; and (v) there are no Tax liens on any assets of the BPH Business, except with respect to Taxes being contested in good faith or Taxes for which payment is not yet due and for which adequate reserves have been established on the Financial Statements.

(b)(i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to the assessment or collection of any Tax to which the BPH Business may be subject; and (ii) there are no requests for information from any relevant Tax authorities currently outstanding that involve the Taxes of the BPH Business.

SECTION 3.20 Insurance. All material assets, properties and risks of the BPH Business are, and for the past three years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Seller, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Seller.

SECTION 3.21 Full Disclosure. (a) To the Knowledge of the Seller, there is no fact or facts pertaining to the Seller or the BPH Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement, the Purchase Disclosure Schedule, the Financial Statements, the Interim Financial Statement or otherwise disclosed to the Purchaser by the Seller in writing.

(b) No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.22 Brokers. Other than Legg Mason Wood Walker Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for any amounts payable to Legg Mason Wood Walker Incorporated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The entering into of this Agreement by the Purchaser and the execution and delivery by the Purchaser of the Ancillary Agreements to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly entered into by the Purchaser, and upon their execution, the Ancillary Agreements to which the Purchaser is a party shall have been duly executed and delivered by the Purchaser, and this Agreement constitutes, and (assuming due authorization, execution and delivery by the Seller) upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws relating to or affecting the rights of creditors generally (including, without limitation, fraudulent conveyance laws) and (ii) the exercise of judicial discretion in accordance with general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, or injunctive relief.

SECTION 4.02 No Conflict. Assuming compliance with the notification requirements of the HSR Act, the entering into and performance by the Purchaser of this Agreement and the execution, delivery and performance by the Purchaser of the Ancillary Agreements to which the Purchaser is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or by the Ancillary Agreements.

SECTION 4.03 Governmental Consents and Approvals. The performance by the Purchaser of this Agreement and the execution, delivery and performance by the Purchaser of each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except the notification requirements of the HSR Act.

SECTION 4.04 Litigation. No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. The Purchaser is not subject to any Government Order (nor, to the knowledge of the Purchaser after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Conduct of BPH Business Prior to the Closing. (a) The Seller covenants and agrees that, except as described in Section 5.01(a) of the Purchase Disclosure Schedule, between the date hereof and the time of the Closing, the Seller shall not conduct the BPH Business other than in the ordinary course and consistent with the Seller’s prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Purchase Disclosure Schedule, the Seller shall (as it relates to the BPH Business) (i) continue its pricing and purchasing policies, in accordance with past practice; (ii) use its best efforts to (A) preserve intact the business organization of the BPH Business, (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the BPH Business and (C) preserve its current relationships with customers, suppliers and other persons with which it has significant business relationships; (iii) not cancel, suspend or delay the funding of any development programs with respect to the Products; (iv) maintain the level, mix and quality of the Inventories consistent with past practice; (v) not grant any rebates, discounts, advances or allowances to any customers of the BPH Business, except in the ordinary course of business and consistent with its past practice and (vi) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement.

(b) Except as described in Section 5.01(b) of the Purchase Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, the Seller will not do any of the things enumerated in the second sentence of Section 3.07 (including, without limitation, clauses (i) through (xvii) thereof).

SECTION 5.02 Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller relating to the BPH Business, and to those officers, directors, employees, agents, accountants and counsel of the Seller who have any knowledge relating to the BPH Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the BPH Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of five years after the Closing, the Purchaser shall (i) retain the books and records relating to the BPH Business relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Seller and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of five years following the Closing, the Seller shall (i) retain the books and records of the Seller which relate to the BPH Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make photocopies, at the expense of the Purchaser), during normal business hours, to such books and records.

(d) Each of the Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of another in filing any Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information obtained under this Section 5.02(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.03 Confidentiality. The Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to Trade Secrets, Copyrights, processes, Patent and Trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and all other confidential or proprietary information with respect to the BPH Business, (b) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

SECTION 5.04 Regulatory and Other Authorizations; Notices and Consents. (a) The Seller shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement or its execution and delivery of, and the performance of its obligations pursuant to, the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) The Seller shall give promptly such notices to third parties and use all commercially reasonable efforts to obtain such third party consents as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its reasonable discretion may deem adverse to the interests of the Purchaser or the BPH Business.

(d) The Seller and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the BPH Business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use its best efforts to provide the Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Purchaser shall assume the obligations and burdens thereunder to the extent that such obligations and burdens constitute Assumed Liabilities.

SECTION 5.05 Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, projections or prospects of the BPH Business.

SECTION 5.06 Non-Competition. (a) For a period of five years after the Closing or, in the European Union, for a period of three years after the Closing (in either case, the “Restricted Period”), the Seller shall not engage, directly or indirectly, in any business anywhere in the world that manufactures, markets, distributes, sells and/or researches and develops products or services of the kind manufactured, marketed, distributed, sold and/or researched and developed by the BPH Business as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the BPH Business in the manufacture, marketing, distribution, sale and/or research and development of products or services of the kind manufactured, marketed, distributed, sold and/or researched and developed by the BPH Business as of the Closing Date; provided, however, that, for the purposes of this Section 5.06, ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.06 as long as the Person owning such securities has no other connection or relationship with such competitor.

(b) As a separate and independent covenant, the Seller agrees with the Purchaser that, for a period of five years following the Closing, the Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, markets, distributes, sells and/or researches and develops products or services of the kind manufactured, marketed, distributed, sold and/or researched and developed by the BPH Business as of the Closing Date, call upon, solicit, advise or otherwise do, or attempt to do, business with any Person who was a customer of the BPH Business at any time prior to the Closing Date or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the BPH Business.

(c) The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.06.

(d) The Seller acknowledges that the covenants of the Seller set forth in this Section 5.06 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that this Section 5.06 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.06 are reasonable and proper.

SECTION 5.07 Excluded Liabilities. The Seller shall pay and discharge the Excluded Liabilities as and when the same become due and payable.

SECTION 5.08 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the BPH Assets to the Purchaser (other than any obligations with respect to the application of the proceeds therefrom). Pursuant to Article VII, the Seller has agreed to indemnify the Purchaser against any and all liabilities (including, but not limited to, any liabilities for Taxes of Seller as a transferee or otherwise) which may be asserted by third parties against the Purchaser as a result of the Seller’s noncompliance with any such law.

SECTION 5.09 Transition Services. Following the Closing Date, the Seller shall provide, or cause to be provided, to the BPH Business those services that are currently provided by the Seller and its Affiliates to the BPH Business, at cost, all as more fully set forth in a transition services agreement substantially in the form attached hereto as Exhibit 5.09 (the “Transition Services Agreement”) to be entered into by the Seller and the Purchaser as of the Closing Date. Not less that ten days following the date hereof, the Seller shall provide to the Purchaser a comprehensive list of all services currently provided by the Seller and its Affiliates to the BPH Business and a list of the personnel of the Seller and its Affiliates performing services for the BPH Business. Thereafter, the Purchaser shall determine, at its discretion, which services and personnel it will require to be provided pursuant to the terms of the Transition Services Agreement and shall complete Exhibit A and Exhibit B of the Transition Services Agreement accordingly.

SECTION 5.10 Public Announcements. No press release related to this Agreement or the transactions contemplated herein, or any other announcement or communication relating to the subject matter of any Acquisition Document shall be issued or made without the consent of the other party, except any public disclosure which the Seller or the Purchaser in its good faith judgment believes is required by Law (in which case the party making the disclosure will use its commercially reasonable efforts to consult with the other party prior to making any such disclosure).

SECTION 5.11 License. Subject to the terms and conditions herein, the Purchaser hereby grants (to the extent permitted in the Seller IP Agreements) to the Seller a royalty-free, worldwide, non-transferable (except as provided below) right and license to use the Software (as it exists as of the Closing Date) utilized in the Products in connection with the Seller’s business other than any business that may reasonably compete with the BPH Business in the manufacture, marketing, distribution, sale and/or research and development of products or services of the kind manufactured, marketed, distributed, sold and/or researched and developed by the BPH Business as of the Closing Date. The Seller may sublicense the right and license granted hereunder to third parties, subject to the limitations contained herein, and the Seller agrees that it shall be solely responsible for any actions of its sublicensees in contravention of such limitations.

SECTION 5.12 Stockholder Meeting; Proxy Materials. (a) As promptly as practicable after the execution of this Agreement, the Seller shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (which may be held in conjunction with its 2007 annual stockholder meeting) for the purpose of obtaining the Requisite Stockholder Approval (such meeting, the “Seller Stockholder Meeting”), (ii) include in the Proxy Statement the recommendation of the Board of Directors of the Seller that the stockholders of the Seller approve the consummation of the transactions contemplated by this Agreement (the “Recommendation”) and (iii) use its reasonable best efforts to take all action necessary to obtain the Requisite Stockholder Approval, including postponing or adjourning the Seller Stockholder Meeting to obtain a quorum or to solicit additional proxies or calling, giving notice of, convening and holding additional stockholders’ meetings, it being understood by the Purchaser that the outcome of any vote taken at the Seller Stockholder Meeting shall not in and of itself be dispositive as to whether the Seller has complied with its obligations under this clause (iii). Neither the Board of Directors of the Seller nor any committee thereof shall directly or indirectly (x) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Recommendation or (y) take any other action or make any other public statement in connection with the Seller Stockholder Meeting inconsistent with such Recommendation.

(b) In connection with the Seller Stockholder Meeting, the Company will (i) as promptly as reasonably practicable, prepare and file with the Securities and Exchange Commission the proxy statement (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), (ii) thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Seller Stockholder Meeting, (iii) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Seller any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Seller Stockholder Meeting and (iv) otherwise use its reasonable best efforts to comply with all requirements of Law applicable to the Seller Stockholder Meeting. The

Seller will provide the Purchaser with a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing any such documents with the Securities and Exchange Commission.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01 Mutual Conditions to the Closing. The respective obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the BPH Assets contemplated by this Agreement shall have expired or shall have been terminated;

(b) Other Governmental Approvals. Any waiting period required under any applicable Laws (other than the HSR Act) shall have expired or shall have been terminated, and the Seller and the Purchaser shall have received, each in form and substance satisfactory to the Purchaser, all consents, approvals and authorizations of all Governmental Authorities; and

(c) No Injunction. No court of competent jurisdiction or other competent Governmental Authority shall have issued an order, decree or injunction or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(d) Stockholder Approval. The Seller shall have obtained the Requisite Stockholder Approval.

SECTION 6.02 Conditions to Obligations of the Seller. In addition to Section 6.01, the obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such date), the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof; and

(b) Ancillary Agreements. The Purchaser shall have executed and delivered to the Seller each of the Ancillary Agreements to which it is a party.

SECTION 6.03 Conditions to Obligations of the Purchaser. In addition to Section 6.01, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, (other than such representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such date), the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of the Purchaser, the consummation of the transactions contemplated by this Agreement;

(c) Consents and Approvals. Any waiting period required under any applicable Laws (other than the HSR Act) shall have expired or shall have terminated, and the Purchaser and the Seller shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and all third party consents which the Purchaser in its sole discretion deems necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents required under any BPH Material Contracts;

(d) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

(e) Ancillary Agreements. The Seller shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party;

(f) Distribution Agreement. The Distribution Agreement shall have been terminated in accordance with Section 8.03 and Section 8.04 thereof; and

(g) AMS Settlement and License Agreement Payments. The Seller shall have made all payments required or permitted to be made by it in respect of all royalties payable by or on behalf of the Seller under the AMS Settlement and License Agreement, including Section 3.03 thereof.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01 Survival of Representations and Warranties.

(a) The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements shall survive the Closing until 18 months after the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.16 and 3.22 shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters shall survive the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Seller contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims, and (iv) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Seller contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing until the tenth anniversary of the Closing Date. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b) The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Agreements shall survive the Closing until 18 months after the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 4.01 and 4.05 shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 7.02 Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(a) the breach of any representation or warranty made by the Seller contained in the Acquisition Documents (it being understood that such representations and warranties shall be interpreted without giving effect to (i) any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein or (ii) any exception set forth in the Purchase Disclosure Schedule to the extent that any such exception constitutes an Excluded Liability);

(b) the breach of any covenant or agreement by the Seller contained in the Acquisition Documents;

(c) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 5.08);

(d) the Excluded Liabilities; and

(e) the Purchaser Amounts.

To the extent that the Seller’s undertakings set forth in this Section 7.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

SECTION 7.03 Indemnification by the Purchaser. The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(a) the breach of any representation or warranty made by the Purchaser contained in the Acquisition Documents;

(b) the breach of any covenant or agreement by the Purchaser contained in the Acquisition Documents; and

(c) the Assumed Liabilities.

To the extent that the Purchaser’s undertakings set forth in this Section 7.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

SECTION 7.04 Enforcing Claims Under Indemnity. Unless otherwise provided in this Article VII, an Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the Section of this Agreement in respect of which it elects to seek and recover indemnification. The obligations and liabilities of the Indemnifying Party under this Article VII with respect to Losses arising from Claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it acknowledges its obligation to indemnify the Indemnified Party in respect of such Third Party Claim and of its intention to assume and control the defense thereof within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party; provided further that, in respect of any matter relating to Intellectual Property, the Purchaser shall be entitled to retain its own counsel and fully control the defense of, and prosecution of counterclaims related to, any such Third Party Claim. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party; provided, however, that the foregoing expenses and costs when added to the financial obligations of the Indemnifying Party under this Section 7.04 shall not exceed $15,000,000 with respect to indemnification claims pursuant to Section 7.02(e). Neither the Indemnifying Party nor the Indemnified Party may settle any such Third Party Claim without the prior written consent of the other party, unless such settlement (a) does not subject the other party to any monetary liability (other than any monetary liability the Indemnifying Party may have to the Indemnified Party under the terms of this Agreement, including Sections 7.02 and 7.03) or impose any restriction on the other party’s future activity or conduct and (b) includes a complete, unconditional release of the other party from all liabilities with respect to such Third Party Claim. The Indemnifying Party or the Indemnified Party, as the case may be, shall keep the other party reasonably apprised of material developments related to the settlement of any such

Third Party Claim, including providing the other party with copies of correspondence with third parties that the Indemnifying or Indemnified Party, as the case may be, determines is material to the settlement of such Third Party Claim, and shall provide the other party with advance notice of any such settlement. Nothing contained herein shall be construed as to release the Indemnified Party from its obligations under any other provision contained in this Article VII.

SECTION 7.05 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Sections 7.02 or 7.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $500,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $500,000; and (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 7.02(a) or 7.03(a), as the case may be, shall be an amount equal to the Purchase Price; provided, that the limitations in (a) shall not apply to Purchaser Amounts, Conditional Amounts or representations and warranties made pursuant to Section 3.19 and the limitations in (b) shall not apply to representations and warranties made pursuant to Section 3.19; provided further that the maximum amount of indemnifiable Losses which the Purchaser may recover from the Seller solely under Section 7.02(e) shall be $15,000,000. Notwithstanding anything to the contrary contained in this agreement, the foregoing limitations shall not apply in respect of any claim for indemnification arising out of or resulting from fraud or intentional misrepresentation on the part of the Indemnifying Party.

SECTION 7.06 Treatment of Indemnity Payments. The Seller and the Purchaser agree (to the extent permitted by applicable Law) to treat all payments made by either party to or for the benefit of the other party under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for all purposes hereof.

SECTION 7.07 Set-off Rights. In addition to any other rights and remedies it may have under this Agreement and applicable Law, but subject to the limitations set forth in Sections 2.08 and 7.05, the Purchaser may exercise a right of set-off against the Second Payment or the Third Payment as a result of any Losses arising out of or resulting from the matters set forth in clauses (a) through (d) of Section 7.02. The Purchaser shall promptly notify the Seller of any such set-off; provided, however, that the Purchaser’s failure to so notify the Seller shall not affect the validity of any such set-off.

ARTICLE VIII

TERMINATION

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Seller contained in this Agreement (1) that are not qualified by

“materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (2) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) the Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(b) by either the Seller or the Purchaser if the Closing shall not have occurred by six months after the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by either the Purchaser or the Seller in the event that the Requisite Stockholder Approval is not obtained at the Seller Stockholder Meeting;

(e) by the Seller, if the Requisite Stockholder Approval is obtained at the Seller Stockholder Meeting and Closing has not occurred within sixty (60) days of the Seller Stockholder Meeting; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to the Seller if the failure of the Closing to occur on or prior to such date shall have been caused by, or shall have resulted from, any action or inaction of the Seller; or

(f) by the mutual written consent of the Seller and the Purchaser.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 8.03 and Article IX and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

SECTION 8.03. Termination Fee. In the event of the termination of this Agreement as provided in Section 8.01(a) or 8.01(d) and at any time following the date of this Agreement and prior to such termination a proposal is made by any Person (other than the Purchaser), and, in the case of the termination of this Agreement as provided in Section 8.01(d), publicly announced, involving the acquisition of not less than a majority of the outstanding shares of voting stock of the Seller or all or any substantial portion of the assets of the Seller, then immediately upon the earlier to occur of (a) the Seller and any Person entering into a definitive agreement with respect to such a proposal and (b) the closing of such a transaction by Seller with any Person, the Seller shall pay to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser a fee of $2.4 million.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Expenses; Transfer Taxes. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(b) Each of the Seller and the Purchaser shall pay one-half of (i) all filing and/or application fees required of the parties under the HSR Act and (ii)all real property transfer or gains, sales, use, transfer, value added, goods and services, stock transfer, stamp taxes, and any similar Taxes which become payable in connection with the transactions contemplated hereby, and the parties shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a) if to the Seller:

Celsion Corporation

10220-I Old Columbia Road

Columbia, Maryland 21046-1705

Attention: President and Chief Executive Officer

Facsimile No: (410) 290-5394

with a copy to:

Venable, Baetjer and Howard, LLP

Two Hopkins Plaza, Suite 1800

Baltimore, Maryland 21201

Attention: Michael J. Baader, Esq.

Facsimile: 410-244-7742

(b) if to the Purchaser:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: Lawrence C. Best, Chief Financial Officer

Facsimile No: (508) 650 8956

with a copy to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: General Counsel

Facsimile No: (508) 650 8956

with a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, NY 10022

Attention: Clare O’Brien, Esq.

Facsimile No: (646) 848 8966

SECTION 9.03 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 9.06 Further Action. Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 9.07 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigned. Neither party may assign this Agreement without the prior written consent of the other party, provided that the Purchaser may assign its rights and obligations under this Agreement without the approval of the Seller to an Affiliate of the Purchaser or to the purchaser of all or substantially all of the BPH Assets. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.

SECTION 9.08 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 9.10.

SECTION 9.09 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

SECTION 9.10 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.11 No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 9.12 Agreement. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.

SECTION 9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY

LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CELSION CORPORATION

By:	/s/ Michael H Tardugno
Name:	Michael H Tardugno
Title:	President and Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Lawrence C. Best
Name:	Lawrence C. Best
Title:	Executive Vice President-Finance and Administration and Chief Financial Officer

EXHIBIT 1.01(a)

FORMS OF ASSIGNMENT OF INTELLECTUAL PROPERTY

PATENT ASSIGNMENT

This PATENT ASSIGNMENT (this “Assignment”) is made and entered into this      day of             , 2007 by and between Celsion Corporation, a Delaware corporation (“Assignor”), and Boston Scientific Corporation, a Delaware corporation (“Assignee”) (each a “Party,” and collectively, the “Parties”).

WHEREAS, Assignor is the owner of the patents and patent applications set forth on Schedule A hereto (the “Patents”);

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated April 17, 2007 (the “Purchase Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement);

WHEREAS, pursuant to the Purchase Agreement, Assignee agreed to purchase the BPH Business from Assignor, including all of Assignor’s right, title and interest in and to the Patents; and

WHEREAS, the execution and delivery of this Assignment is a condition to Closing.

NOW THEREFORE, for the consideration set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment. Effective upon the Closing, Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Patents, including all rights therein provided by international conventions and treaties, and the right to sue for past, present and future infringement thereof.

2. No Warranties. Except as expressly provided in the Purchase Agreement, Assignor makes no warranties, express or implied, with respect to the Patents.

3. Further Assurances. Assignor hereby covenants that Assignor shall, at the cost and expense of Assignee, take all actions and execute all documents necessary or desirable to record and perfect the interest of Assignee in and to the Patents, and shall not enter into any agreement in conflict with this Assignment.

1

IN WITNESS WHEREOF, each Party has caused this Assignment to be executed as of the date first written above by its duly authorized officer.

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

2

SCHEDULE A

Country	Application No.	Patent No.	Filing Date	Issue Date

3

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT (this “Assignment”) is made and entered into this      day of             , 2007 by and between Celsion Corporation, a Delaware corporation (“Assignor”), and Boston Scientific Corporation, a Delaware corporation (“Assignee”) (each a “Party,” and collectively, the “Parties”).

WHEREAS, Assignor is the owner of the trademarks, trademark registrations and trademark applications set forth on Schedule A hereto (the “Trademarks”);

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated April 17, 2007 (the “Purchase Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement);

WHEREAS, pursuant to the Purchase Agreement, Assignee agreed to purchase the BPH Business from Assignor, including all of Assignor’s right, title and interest in and to the Trademarks and any and all goodwill of the business symbolized by the Trademarks; and

WHEREAS, the execution and delivery of this Assignment is a condition to Closing.

NOW THEREFORE, for the consideration set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment. Effective upon the Closing, Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Trademarks and any and all goodwill of the business symbolized by the Trademarks, including all rights therein provided by international conventions and treaties, and the right to sue for past, present and future infringement thereof.

2. No Warranties. Except as expressly provided in the Purchase Agreement, Assignor makes no warranties, express or implied, with respect to the Trademarks.

3. Further Assurances. Assignor hereby covenants that Assignor shall, at the cost and expense of Assignee, take all actions and execute all documents necessary or desirable to record and perfect the interest of Assignee in and to the Trademarks, and shall not enter into any agreement in conflict with this Assignment.

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IN WITNESS WHEREOF, each Party has caused this Assignment to be executed as of the date first written above by its duly authorized officer.

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

2

SCHEDULE A

Mark	Application No.	Filing Date

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COPYRIGHT ASSIGNMENT

This COPYRIGHT ASSIGNMENT (this “Assignment”) is made and entered into this      day of             , 2007 by and between Celsion Corporation, a Delaware corporation (“Assignor”), and Boston Scientific Corporation, a Delaware corporation (“Assignee”) (each a “Party,” and collectively, the “Parties”).

WHEREAS, Assignor is the owner of the copyrights, copyright registrations and copyright applications set forth on Schedule A hereto (the “Copyrights”);

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated April 17, 2007 (the “Purchase Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement);

WHEREAS, pursuant to the Purchase Agreement, Assignee agreed to purchase the BPH Business from Assignor, including all of Assignor’s right, title and interest in and to the Copyrights; and

WHEREAS, the execution and delivery of this Assignment is a condition to Closing.

NOW THEREFORE, for the consideration set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment. Effective upon the Closing, Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Copyrights, including all rights therein provided by international conventions and treaties, and the right to sue for past, present and future infringement thereof.

2. No Warranties. Except as expressly provided in the Purchase Agreement, Assignor makes no warranties, express or implied, with respect to the Copyrights.

3. Further Assurances. Assignor hereby covenants that Assignor shall, at the cost and expense of Assignee, take all actions and execute all documents necessary or desirable to record and perfect the interest of Assignee in and to the Copyrights, and shall not enter into any agreement in conflict with this Assignment.

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IN WITNESS WHEREOF, each Party has caused this Assignment to be executed as of the date first written above by its duly authorized officer.

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

2

SCHEDULE A

Copyright	Application No.	Filing Date

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EXHIBIT 1.01(b)

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of                  , 2007 (this “Agreement”), by and between CELSION CORPORATION, a Delaware corporation (the “Seller”) and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller and the Purchaser have entered into an Asset Purchase Agreement, dated as of April 17, 2007 (the “Asset Purchase Agreement”), providing, among other things, for the assumption by the Purchaser of certain liabilities of the Seller relating to the BPH Business;

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein and in the Asset Purchase Agreement, and intending to be legally bound hereby, the Purchaser and the Seller hereby agree as follows:

1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

2. Assumption of Liabilities. Subject to Section 3 hereof, the Purchaser hereby assumes and agrees to pay, perform and discharge when due the following and no other Liabilities of the Seller as of the date hereof (the “Assumed Liabilities”):

(i) all Liabilities with respect to, arising out of or relating to the ownership, possession or use of the BPH Assets or the operation of the BPH Business, in each case, by the Purchaser after the Closing Date, including all Claims or Losses related in whole or in part to injuries and losses from products or services manufactured, produced, filled, packaged, marketed, sold or otherwise distributed by or on behalf of the Purchaser after the Closing Date;

(ii) all Liabilities under all contracts, licenses (including Seller IP Agreements), sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all bids and offers, in each case, related to the BPH Business, transferred to the Purchaser and to the extent attributable to the period after the Closing Date (other than Liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof);

(iii) all Claims or Losses arising out of or resulting from the breach of any representation or warranty, covenant or agreement by BSC contained in the Distribution Agreement or resulting from the performance by BSC of its obligations under Sections 2.02 and 2.05 of the Distribution Agreement; and

(iv) all Liabilities arising after the Closing Date relating to the employment by the Purchaser of any employees of the Seller arising in the course of such employment.

3. Excluded Liabilities. Notwithstanding the provisions of Section 2 hereof, the Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, all Liabilities of the Seller as of the date hereof or at any time thereafter, other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation:

(i) all Indebtedness of the Seller;

(ii) all Liabilities relating to employees of the Seller, including all Liabilities under any of the Seller’s employee benefits agreements, plans or other arrangements;

(iii) all accounts payable and other accrued liabilities with respect to the BPH Business incurred on or prior to the Closing Date;

(iv) all Taxes now or hereafter owed by the Seller or any Affiliate of the Seller, or attributable to the BPH Assets or the BPH Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

(v) all Liabilities pursuant to Environmental Law arising from or related to any action, event, circumstance or condition related to the BPH Business or the Real Property, in each case occurring or existing on or prior to the Closing Date;

(vi) all Claims or Losses related in whole or in part to injuries and losses from products or services manufactured, produced, filled, packaged, marketed, sold or otherwise distributed by or on behalf of the Seller on or prior to the Closing Date;

(vii) all Liabilities arising out of any action, suit, proceeding or investigation pending or threatened as of, or arising out of or relating to any event or condition occurring or existing on or prior to, the Closing Date;

(viii) all Liabilities under all contracts, licenses, sublicenses, agreements, leases, subleases, commitments, and sales and purchase orders, and under all bids and offers, in each case related to the BPH Business to the extent arising on or prior to the Closing Date or otherwise attributable to any failure by the Seller to comply with the terms thereof;

(ix) all Liabilities relating to or arising out of the Excluded Assets; and

(x) all other Liabilities with respect to, arising out of or relating to the ownership, possession or use of the BPH Assets or the operation of the BPH Business by the Seller or any Affiliate of the Seller prior to the Closing Date.

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4. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5. Assignment; Binding upon Successors and Assigns. Except as provided in this Section 5, neither the Seller nor the Purchaser may assign any of its rights or obligations hereunder without the express written consent of the other party (which consent may be granted or withheld in the reasonable discretion of such party); provided that the Purchaser may assign its rights and obligations under this Agreement without the approval of the Seller to an Affiliate of the Purchaser or to the purchaser of all or substantially all of the BPH Assets. In the event of such an assignment pursuant to the preceding sentence, the assignee shall receive the benefit of this Agreement and shall succeed to all of the rights of the assigning party hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legatees and permitted assigns. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.

6. No Rights in Third Parties. Nothing expressed or implied in this Agreement is intended to confer upon any person, other than the Purchaser and the Seller and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

8. Further Action. Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CELSION CORPORATION

By
Name:
Title:

BOSTON SCIENTIFIC CORPORATION

By
Name:
Title:

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EXHIBIT 1.01(c)

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT, dated as of                  , 2007, from CELSION CORPORATION, a Delaware corporation (the “Seller”) to BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller and the Purchaser have entered into an Asset Purchase Agreement, dated as of April 17, 2007 (the “Asset Purchase Agreement”), providing, among other things, for the sale to the Purchaser of certain assets of the Seller; and

WHEREAS, the execution and delivery of this Bill of Sale and Assignment by the Seller is a condition to the Closing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, the Seller, intending to be legally bound, does hereby agree as follows:

1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

2. Sale and Assignment of Assets. The Seller does hereby sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby purchases from the Seller, free and clear of all liens, claims, interests and Encumbrances (other than Permitted Encumbrances), all of the Seller’s right, title and interest in and to the following:

(i) the BPH Business as a going concern;

(ii) the goodwill of the Seller relating to the BPH Business;

(iii) all the Owned Real Property, if any, and all leasehold rights in respect of the Leased Real Property, if any;

(iv) all furniture, fixtures, equipment, machinery, vehicles and other tangible personal property primarily used in the conduct of the BPH Business and not otherwise included in clause (iii) above;

(v) all Control Units, wherever located (including at customer sites), owned by the Seller;

(vi) all Inventories;

(vii) all Receivables arising from the conduct of the BPH Business following the Closing Date;

(viii) all prepaid items, including any ad valorem Taxes, leases and rentals, related to the BPH Business;

(ix) all books of account, general, financial, Tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, associated with or employed by the Seller in connection with the BPH Business, including all correspondence records related to the Product Approvals;

(x) all the Seller’s right, title and interest in, to and under the BPH Intellectual Property and the Seller IP Agreements, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages, costs and attorney’s fees for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(xi) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof) related to the BPH Business pertaining to or inuring to the benefit of the Seller; provided, that, all damages, awards, payments and reimbursements of costs inuring to the benefit of the Seller (including all structured settlement or deferred payment awards and rights to insurance proceeds) arising out of any Action commenced prior to the Closing shall be owned by the Seller, subject to (A) any rights, pursuant to the Distribution Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Distribution Agreement) and (B) any rights, pursuant to the Transaction Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Transaction Agreement), in each case, in such Action;

(xii) all manufacturing information, sales and promotional literature, lists of former and present suppliers and customers and other sales-related materials related to the BPH Business, including the Products, owned, used, associated with or employed by the Seller at the Closing Date;

(xiii) all scientific, clinical, technical and other data related to the Products;

(xiv) all rights of the Seller under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all bids and offers (to the extent such offers are transferable), in each case, related to the BPH Business;

(xv) all permits, licenses, agreements, waivers, authorizations and approvals, including all Product Approvals, owned, held or used by the Seller in connection with, or required for, the BPH Business, to the extent transferable; and

(xvi) all the Seller’s right, title and interest on the Closing Date in, to and under all other assets, rights, claims, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by the Seller related to the BPH Business.

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3. Excluded Assets. Notwithstanding the provisions of Section 2 hereof, the BPH Assets shall not include, and the Seller shall not sell, assign, transfer or deliver to the Purchaser, the Seller’s right, title and interest in and to the following:

(i) all Receivables arising from the conduct of the BPH Business on or prior to the Closing Date;

(ii) all insurance policies related to claims by the Seller for Losses arising on or prior to the Closing Date;

(iii) all refunds related to Taxes now or hereafter paid by the Seller or any Affiliate of the Seller, or attributable to the BPH Assets or the BPH Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

(iv) all minute and stock books of the Seller and any other documents relating to the organization, maintenance and existence of the Seller as a corporation;

(v) all damages, awards, payments and reimbursements of costs inuring to the benefit of the Seller (including all structured settlement or deferred payment awards and rights to insurance proceeds) arising out of any Action commenced prior to the Closing, other than (A) any rights, pursuant to the Distribution Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Distribution Agreement) and (B) any rights, pursuant to the Transaction Agreement, of BSC or any other BSC Indemnified Party (as such term is defined in the Transaction Agreement), in each case, in such Action; and

(vi) all rights of the Seller under this Agreement and the Ancillary Agreements.

4. Further Assurances. The Seller hereby covenants and agrees that, at any time and from time to time after the date of this Bill of Sale and Assignment, at the Purchaser’s request, the Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all further acts, conveyances, transfers, assignments, and assurances as necessary to grant, sell, convey, assign, transfer, set over to or vest in the Purchaser any of the BPH Assets.

5. Obligations and Liabilities Not Assumed. The terms and provisions of the assumption of liabilities by the Purchaser are set forth in the Assumption Agreement dated as of the date hereof between the Purchaser and the Seller. Nothing expressed or implied in this Bill of Sale and Assignment shall be deemed to be an assumption by the Purchaser of any liabilities of the Seller. The Purchaser does not by this Bill of Sale and Assignment assume or agree to pay, perform or discharge any liabilities of the Seller of any nature, kind or description whatsoever.

6. Assignment; Binding upon Successors and Assigns. This Bill of Sale and Assignment shall not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided that the Purchaser may assign its rights and

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obligations under this Agreement without the approval of the Seller to an Affiliate of the Purchaser or to the purchaser of all or substantially all of the BPH Assets. In the event of such an assignment pursuant to the preceding sentence, the assignee shall receive the benefit of this Bill of Sale and Assignment and shall succeed to all of the rights of the Purchaser hereunder. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legatees and permitted assigns. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Bill of Sale and Assignment.

7. No Rights in Third Parties. Nothing expressed or implied in this Bill of Sale and Assignment is intended to confer upon any person, other than the Purchaser and the Seller and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Bill of Sale and Assignment.

8. Severability. If any term or other provision of this Bill of Sale and Assignment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Bill of Sale and Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either the Seller or the Purchaser.

9. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

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IN WITNESS WHEREOF, this Bill of Sale and Assignment has been executed by the parties hereto as of the date first above written.

CELSION CORPORATION

By:
Name:
Title:

BOSTON SCIENTIFIC CORPORATION

By:
Name:
Title:

Exhibit 2.10

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE NOTE UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED.

FORM OF

CONVERTIBLE PROMISSORY NOTE

$[ ]	[ ], 200[ ]

1. Promise to Repay. Celsion Corporation, a Delaware corporation (the “Borrower”), promises to pay to Boston Scientific Corporation, a Delaware corporation (“Lender”; capitalized terms used but not defined herein have the meanings given to them in the Asset Purchase Agreement, dated as of April 17, 2007, between Borrower and Lender (the “Asset Purchase Agreement”)), or its registered assigns, the principal sum of [            ] and [            ]/100 Dollars ($[            ]) together with interest thereon at the rate hereinafter specified and any and all other sums which may be due and owing to Lender in accordance with the terms contained herein as repayment of the $[            ] loan Lender has made to Borrower on the date hereof in respect of Purchaser Amounts under Section 2.10 of the Asset Purchase Agreement. If the Purchaser Amounts ultimately actually paid by Lender to third parties are less than originally estimated by Purchaser in establishing the initial principal amount of this Note, the principal amount of this Note shall be reduced on a dollar-for-dollar basis to reflect such reduced Purchaser Amounts effective as of the date such final Purchaser Amounts are calculable.

2. Interest. Borrower shall pay interest from the date of this Note on the principal amount outstanding from time to time at a rate per annum equal to one percent (1%) above that rate of interest that The Bank of America publicly announces as, and declares to be, the regular commercial prime rate of interest of such bank that such bank uses as a guideline for, and a standard in determining, actual interest rates charged commercial borrowers (the “Prime Rate”). Changes in the interest rate applicable in determining the interest due hereunder shall be made daily as of and immediately upon the occurrence of changes in the Prime Rate. Notwithstanding any other provision contained in this Note, the maximum rate of interest hereunder at any time shall not exceed the maximum rate then permitted by law. The interest shall be due on the first to occur of (i) the Maturity Date (as defined below), (ii) upon repayment of the Note in full or (iii) upon conversion of the principal amount plus accrued interest, if any, of the Note to shares of Borrower’s common stock, par value $.01 (the “Common Stock”), as provided in Section 6 below.

3. Calculation of Interest. Interest on the principal amount of this Note shall be calculated on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid principal balance due under this Note.

4. Maturity. The principal balance of this Note, together with all then unpaid and accrued interest, shall be due and payable in full on the earlier to occur of (a) the consummation of a Change in Control Transaction, (b) five Business Days following the first date that the “net sales,” calculated in a manner consistent with the calculation thereof for Borrower’s audited financial statements contained in its most recent Annual Report on Form 10-K, generated by Borrower and its Subsidiaries for the immediately preceding twelve-month period exceed $20 million, (c) three Business Days following the day on which Borrower or any of its Subsidiaries receives at least $20 million of proceeds from the sale of any equity securities or securities convertible into equity securities of Borrower or any of its Subsidiaries, or (d) three Business Days following the occurrence of a default of the sort described in Section 9 (the earlier of such dates, the “Maturity Date”).

For purposes of this Note, “Change of Control Transaction” means:

(i) the sale, lease, exchange, conveyance, disposition or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower or any Subsidiary to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any Affiliates thereof;

(ii) the consolidation or merger of Borrower or any Subsidiary with or into any Person as a result of which the beneficial owners of the Capital Stock of Borrower or such Subsidiary immediately prior to such consolidation or merger cease to beneficially own, in the aggregate, 50% or more of the outstanding shares of Capital Stock of Borrower or such Subsidiary as a result of such consolidation or merger;

(iii) any Person or Group, together with any Affiliates thereof (other than the Permitted Holders) becoming the beneficial owner or owner of record (by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower; or

(iv) any Person or Group, together with any Affiliates or related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of Borrower such that such nominees, when added to any existing director remaining on the Board of Directors of Borrower after such election who was a nominee of or is an Affiliate or related Person of such Person or Group, will constitute a majority of the Board of Directors of Borrower.

5. Prepayment. Borrower may prepay this Note, together with all then unpaid and accrued interest, in whole or in part at any time or from time to time without penalty or additional interest; provided, however, that Borrower may not prepay any Conversion Amount (as defined below) that is the subject of a Conversion Notice (as defined below). Any amounts prepaid hereunder shall be applied as provided in Section 7 below.

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6. Conversion. Lender may convert the principal balance plus accrued interest, if any, in whole or in part, into shares of Common Stock, at its election at any time beginning (a) on the earlier of (x) the Business Day following the day on which the Company enters into a definitive agreement with respect to a Change in Control Transaction and (y) the occurrence of a Change of Control Transaction, (b) five Business Days following the first date that the “net sales”, calculated in a manner consistent with the calculation thereof for Borrower’s audited financial statements contained in its most recent Annual Report on Form 10-K, generated by Borrower and its Subsidiaries for the immediately preceding twelve-month period exceed $20 million, (c) three Business Days following the day on which Borrower or any of its Subsidiaries receives at least $20 million of proceeds from the sale of any equity securities or securities convertible into equity securities of Borrower or any of its Subsidiaries, or (d) three Business Days following the occurrence of a default of the sort described in Section 9 (the “Conversion”). The conversion price for this Note shall be (x) the average closing price per share of Common Stock on the American Stock Exchange (or such other stock exchange, interdealer quotation system or other market as then may be the primary market for transaction in the Common Stock of Borrower) as reported on www.Bloomberg.com (or, if unavailable, as reported by Reuters) for the fifteen consecutive trading days ending on the second trading day prior to the date on which Lender delivers the Conversion Notice or (y) if the Common Stock is not traded on the American Stock Exchange or any other stock exchange, interdealer quotation system or other market, at a price per share to be mutually agreed upon by Borrower and Lender or, if Borrower and Lender are unable to agree, at a price per share indicative of the fair market value of a share of Common Stock as determined by an independent investment bank selected by Lender and reasonably acceptable to Borrower (as applicable, the “Conversion Price”).

If Lender undertakes the Conversion, Lender shall notify Borrower of the Conversion (the “Conversion Notice”) including the amount of the principal balance of the Note plus accrued interest up to, but not including, the Note Conversion Date (as defined below) to be converted. The effective date of the Conversion shall be the date of the Conversion Notice (the “Note Conversion Date”). Any amounts so converted to shares of Common Stock of Borrower shall reduce on a dollar for dollar basis the outstanding principal balance and accrued interest, if any, of this Note.

On full conversion of the Note, Lender shall surrender this Note at Borrower’s principal executive office, or, if this Note has been lost, stolen, destroyed or mutilated, then, in the case of loss, theft or destruction, Lender shall deliver an indemnity agreement reasonably satisfactory in form and substance to Borrower or, in the case of mutilation, Lender shall surrender and cancel this Note. Any fractional shares to be issued upon the Conversion shall be rounded down to the nearest whole share, and Borrower shall pay to Lender a cash amount equal to such fractional share. On conversion, Lender will be entitled to any accrued but unpaid interest on the converted principal amount of this Note which has not been converted into shares of Common Stock as described above through the Note Conversion Date. Borrower warrants that Common Stock issuable on the Conversion will, upon Conversion, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges in respect of the issue thereof.

7. Payments. Payments will be applied first to interest and then to principal. Payments of interest must be made in such coin or currency of the United States of America as at the time

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of payment is legal tender of the payment of public and private debts. Payments received after 2:00 P.M. will be treated as being received on the next banking day. If any interest is paid on this Note that is deemed to exceed the then legal maximum rate, that portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied to the principal balance of this Note.

8. Events of Default and Remedies. Any failure to make any payment due under this Note when due or upon the failure to comply with any other terms and provisions of this Note shall be a default under this Note and shall entitle Lender to all of the rights and remedies specified herein or otherwise available under applicable law, without notice, any right to cure, or obligation to make demand for payment. Upon a default, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest and other sums due hereunder, shall immediately become due and payable in full and Lender shall have the right to bring suit for such amount and to exercise any other remedies available.

9. Negative Covenants. So long as any amount under this Note shall remain unpaid, and unless Borrower shall have otherwise obtained the prior written consent of Lender, Borrower will not, and will not permit any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Borrower directly or indirectly through one or more intermediaries (each a “Subsidiary”) to (a) declare or pay any dividend or make any distribution on or in respect of shares of Capital Stock of Borrower or any Subsidiary or (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Borrower or any Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock of Borrower or any Subsidiary, except (i) as required pursuant to an instrument existing on the date of the Asset Purchase Agreement or (ii) to the extent that the aggregate amount of funds used to effect any such purchase, redemption, other acquisition or retirement is equal to or less than the aggregate proceeds to Borrower or any of its Subsidiaries from the sale of any equity securities or securities convertible into equity securities of Borrower or any of its Subsidiaries during the period between the date of this Note and the date of such event.

10. Costs of Collection. If at any time the Indebtedness evidenced by this Note is collected through legal proceedings or this Note is placed in the hands of an attorney or attorneys for collection, Borrower hereby agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in collecting or attempting to collect such indebtedness.

11. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware.

12. Confession of Judgment. Upon any default hereunder and to the extent permitted by law, Borrower authorizes any attorney admitted to practice before any court of record in the United States on behalf of Borrower to confess judgment against Borrower in the full amount due under this Note, including outstanding principal, accrued and unpaid interest and all other sums due hereunder. Borrower waives the benefit of any and every statute, ordinance or rule of court which may be lawfully waived conferring upon Borrower any right or privilege, stay of execution, or supplementary proceeding or other relief from the immediate enforcement of a

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judgment or related proceedings on a judgment. The authority granted herein shall not be exhausted by any one or more exercises or be extinguished by any judgment entered and may be exercised on one or more occasions and in one or more jurisdictions.

13. No Waiver. The delay or failure of Lender to exercise its rights hereunder shall not be deemed a waiver thereof. No waiver of any rights of Lender shall be effective unless in writing and signed by Lender and any waiver of any right shall not apply to any other right or to such right in any subsequent event or circumstance not specifically included in such waiver.

14. Notices. Any notices or other communication required hereunder shall be deemed properly given if delivered in person or if mailed by registered or certified mail, postage prepaid, return receipt requested to the parties at the following addresses:

if to Borrower, to:

Celsion Corporation

10220-L Old Columbia Road

Columbia, Maryland 21046-1705

Attention: President and Chief Executive Officer

Facsimile No: (410) 290-5394

with a copy to:

Venable LLP

Two Hopkins Plaza, Suite 1800

Baltimore, Maryland 21201

Attention: Michael J. Baader, Esq.

Facsimile: (410) 244-7742

if to Lender:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: Lawrence C. Best

Facsimile No: (508) 650-8956

with a copy to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: General Counsel

Facsimile No: (508) 650-8956

with a copy to:

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Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Clare O’Brien, Esq.

Facsimile No: (646) 848-8966

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IN WITNESS WHEREOF, Borrower has caused this Note to be executed on its behalf by its duly authorized officer as of the day and year first above written.

CELSION CORPORATION,
a Delaware corporation

By
Name:
Title:

7

EXHIBIT 5.09

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated as of                          , 2007 (this “Agreement”), between CELSION CORPORATION, a Delaware corporation (“Celsion”) and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“BSC”).

W I T N E S S E T H:

WHEREAS, Celsion and BSC have entered into an Asset Purchase Agreement, dated as of April 17, 2007, (the “Purchase Agreement”; all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement), pursuant to which Celsion agreed to sell to BSC and BSC agreed to purchase from Celsion, certain assets of Celsion, all as more particularly set forth in the Purchase Agreement;

WHEREAS, it is contemplated under Section 5.09 of the Agreement that Celsion will provide to BSC and its subsidiaries at a cost to BSC equal to Celsion’s fully allocated cost those services reasonably necessary for the conduct of the Business during the transitional period following the date hereof, all as more particularly set forth herein;

WHEREAS, Celsion is willing to provide, or cause to be provided, such services to BSC on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Celsion and BSC hereby agree as follows:

1. Provision of Transition Services; Reimbursement of Expenses. (a) Celsion agrees to provide, or cause to be provided (upon the written request of the BSC entity for which such services will be provided identifying in reasonable detail the specifics of each Line Item of Service to be performed by Celsion) to BSC and its subsidiaries for a period ending on the 12 months anniversary of the date hereof, unless otherwise specified herein (the “Term”), each line item of service set forth on Exhibit A hereto (each such item, a “Line Item of Service”, and, collectively, all services provided hereunder being the “Transition Services”). Celsion shall provide, or cause to be provided, the Transition Services pursuant to this Agreement in a commercially reasonable manner consistent with the manner and level of care with which such services were previously conducted by or provided to Celsion. During the Term, Celsion shall assist BSC in the transfer of responsibility for the Transition Services to BSC and BSC shall use all commercially reasonable efforts to assume the responsibility for the Transition Services as promptly as practicable. Celsion’s obligation to deliver a Line Item of Service shall be conditional upon Celsion obtaining the consent, where necessary, of any relevant third party provider; provided, however, that if such consent cannot be obtained, the parties shall use their respective reasonable efforts to arrange for alternative methods of delivering such Line Item of Service.

(b) Each BSC entity shall reimburse each Celsion entity promptly upon the receipt by that BSC entity of a reasonably detailed written invoice from the Celsion entity providing the particular Transition Services for each Line Item of Service rendered hereunder. Each BSC entity shall reimburse the billing Celsion entity for Celsion’s fully allocated cost for each Line Item of Service. All invoices sent by a Celsion entity hereunder shall be sent to the BSC entity for which a particular Line Item of Service has been requested. Any payments pursuant to this Agreement shall be made in the currency of the billing Celsion entity, within thirty (30) days after the date of receipt by each BSC entity of Celsion’s invoice. Celsion reserves the right to charge interest on any amount which has been due from any particular BSC entity for more than thirty (30) days, at a rate equal to the prime lending rate in the billing country plus 1% per annum, and to suspend performance under this Agreement upon failure of any particular BSC entity to make three or more consecutive payments as to each BSC entity pursuant to this Agreement. BSC hereby guarantees the performance of all BSC entities. Celsion hereby guarantees the performance of all Celsion entities.

(c) Subject to its obligations to make payments pursuant to this Agreement for services previously rendered, BSC, or any appropriate BSC entity, may terminate any or all Line Items of Service, either in whole or in part, under this Agreement upon 30 business days’ written notice.

(d) With respect to a particular Line Item of Service, Celsion, or any appropriate Celsion entity, shall be responsible for selecting the employees who will perform any particular Line Item of Service and administering such employees, i.e. setting such employees’ hours of work, establishing compensation structure, work load balancing, etc., subject to Section 1(a) of this Agreement. BSC, or any appropriate BSC entity, shall have the right to assist Celsion, or any appropriate Celsion entity, in directing the employees assigned to perform specific Line Items of Service with respect to the substance of their work and for determining authorization levels governing each particular Line Item of Service and funds that employees will have the right to commit to each Line Item of Service.

(e) For a period ending on the earlier of (i) such date as BSC can independently manufacture three lots of the Product on a consistent reproducable basis and (ii) the 12 months anniversary of the date hereof (the “Assistance Term”), Celsion shall make available to BSC, on a full-time basis, the personnel that are listed on Exhibit B attached hereto for the purposes of rendering Transition Services hereunder; provided, however, that if an employee has joint responsibilities with respect to the BPH Business and non-BPH Business aspects of Celsion’s business, the amount of time such employee shall be committed to provide to BSC shall be mutually agreed upon by BSC and Celsion. Celsion’s obligation to BSC under this Section 1(e) shall expire with respect to any personnel that are listed on Exhibit B on the earliest of: (i) the date on which such person resigns (or retires) from Celsion or is terminated by Celsion (which termination may only be for good cause, as determined by Celsion in good faith); (ii) the point in time after which BSC no longer requires the services of such person and terminates such services on 30 days’ written notice to Celsion, and (iii) the expiration of the Assistance Term. BSC shall pay Celsion for the services provided in this Section 1(e) in accordance with Section 1(b).

(f) Celsion shall, and shall cause its employees to, observe and comply in all material respects with any and all Laws bearing on the performance of the Transition Services, including but not limited to (as applicable), the Occupational Safety & Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, Title VII of the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, the Americans with Disability

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Act and Executive Order 11246, as amended (including Equal Opportunity and Nondiscrimination provisions thereof), FIFRA and all Environmental Laws pertinent to the performance of the Transition Services.

(g) Celsion shall maintain any facility, office or other space which is provided under this Agreement in compliance in all material respects with all applicable Laws and regulations and in reasonable repair consistent with past practice, and shall maintain all material licenses and permits necessary or desirable with respect to such properties. Celsion shall also maintain appropriate property, casualty and general liability insurance with respect to any such space occupied or shared by Celsion and BSC, including coverage for damage to or destruction of any personal property located on such premises; provided, however, that BSC shall maintain personal property insurance with respect to its personal property.

(h) Celsion agrees to indemnify BSC and its Affiliates, officers, directors, employees, agents, successors and assigns for and hold them harmless from any liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees) incurred by them arising out of the provision by Celsion or any of its Affiliates of Transition Services, except where such liabilities, losses, damages, costs and expenses arise out of the gross negligence, willful misconduct or bad faith of, or the violation of any Law by, any of such persons, or willful breach of any of BSC’s obligations under this Agreement. Notwithstanding the foregoing, in no event shall Celsion be liable to BSC for any consequential, incidental or special damages suffered by BSC arising out of this Agreement.

2. Force Majeure. Subject to the last sentence of this Section 2, any delay in the performance of any of the duties or obligations of either Celsion or BSC hereunder (except for payment obligations) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any of the following: acts of God; acts of the public enemy; insurrections; riots; embargoes; labor disputes, such as strikes, lockouts or boycotts; fires; explosions; floods; earthquakes; and mud slides, provided that any of such events must be (a) beyond the reasonable control of the party declaring a force majeure event and (b) not owing to the negligence or willful misconduct of the party declaring a force majeure event. The party declaring a force majeure event shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. If the force majeure event continues for a consecutive 90-day period, the delay in the performance of any of the duties or obligations of the party declaring the force majeure event shall cease to be protected by this Section 2 and the other party may terminate this Agreement immediately upon notice to the party declaring the force majeure event.

3. Confidentiality. (a) Each of Celsion and BSC hereby acknowledges that such party’s Confidential Information may be exposed to the other parties’ employees and agents as a result of the activities contemplated by this Agreement. During the term of this Agreement and for the period of five years thereafter, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise

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every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents. Upon termination of this Agreement, Celsion and BSC hereby shall return to the other, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other of such destruction. For the purposes of this Section 3, “Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by Celsion or BSC (the “Disclosing Party” to the other (the “Receiving Party”), irrespective of the manner in which the Disclosing Party disclosed such information, in furtherance of this Agreement.

(b) The provisions of Section 3(a) shall not apply to any Confidential Information disclosed hereunder that:

(i) is lawfully disclosed to the Receiving Party by an independent, unaffiliated Person rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

(ii) becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(iii) is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(iv) a Receiving Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 3(a); and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party does not waive compliance with Section 3(a), the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information.

4. Right to Audit. For a period of six (6) months after BSC receives an invoice from Celsion for the provisions of Transition Services, BSC shall be provided, subject to the provision contained in Section 3 above, reasonable access to and the right to audit, at its cost and expense, by a mutually acceptable nationally recognized accounting firm all of Celsion’s books and records principally relating to the provision of the Transition Services hereunder; provided, however, that neither BSC nor any agent of BSC shall have access to proprietary technology of Celsion by virtue of this Section 4.

5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

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(a)	if to Celsion:

Celsion Corporation

10220-I Old Columbia Road

Columbia, Maryland 21046-1705

Attention: President and Chief Executive Officer

Facsimile No: (410) 290-5394

with a copy to:

Venable, Baetjer and Howard, LLP

Two Hopkins Plaza, Suite 1800

Baltimore, Maryland 21201

Attention: Michael J. Baader, Esq.

Facsimile: (410) 244-7742

(b)	if to the Purchaser:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention:

Facsimile No: (508) 650-8956

with a copy to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: General Counsel

Facsimile No: (508) 650-8956

6. Independent Contractor. Celsion shall act as an independent contractor and not as the agent of BSC in performing the Transition Services, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of Celsion performing Transition Services shall be considered an employee of BSC or any of its affiliates until such time, if ever, as they accept BSC’s offer of employment. Furthermore, Celsion shall not subcontract any of the Transition Services without the prior written approval of BSC; provided, however, that Celsion may subcontract the Transition Services to the extent subcontracted on the date hereof. Any such approval or subcontracting of the Transition Services shall not relieve Celsion of its obligations under this Agreement.

7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any

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manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

8. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

9. Further Action. Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party, provided that BSC may assign its rights and obligations under this Agreement without the approval of Celsion to an Affiliate of BSC or to the purchaser of all or substantially all of the BPH Assets. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.

11. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Celsion and BSC or (b) by a waiver in accordance with Section 15.

12. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

14. Specific Performance. The parties hereto acknowledge and agree that remedies at law would be an inadequate remedy for the breach of any agreement contained herein and that in addition thereto, the parties hereto shall be entitled to specific performance of the terms hereof or other equitable remedies in the event of any such breach.

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15. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

16. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CELSION CORPORATION

By:
Name:
Title:

BOSTON SCIENTIFIC CORPORATION

By:
Name:
Title:

8

EXHIBIT A

TRANSITION SERVICES

1.	Customer, Marketing and Supply Chain Activities

2.	Information Technology (I.T.) Support

3.	Regulatory Services

4.	Laboratory Services/Testing/Trials

5.	Office/Operational Space

6.	Miscellaneous

Any additional Transition Services, reasonably requested by BSC, to the extent such services are necessary or appropriate for the conduct of the BPH Business by BSC and of a nature previously performed by Celsion for the BPH Business.

EXHIBIT B

PERSONNEL